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                                                                      EXHIBIT 99

                    NOTICE OF MEETING OF NTDT PARTNERS, LTD.


The partners of NTDT Partners, Ltd. will meet on November ____, 1997 at 2:30 P.M. at the principal office of the partnership, 1314 5th Ave. N., Nashville, TN 37208. The purpose of the meeting is to take action relative to the sale of the Checkers stock in accordance with the Note Repayment Agreement.



                                        ----------------------------------
                                        Managing Partner


NTDT Partners

Jones & Jones Twin Drive Thru, Inc., General Partner
NTDT Partners, Inc., General Partner
Susan Short Jones, Limited Partner